News Release
For Release January 16, 2019
9:00 A.M.

Contact:	Joseph G. Sawyer, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Chief Marketing Officer
(803) 951- 2265

First Community Corporation Announces Record Annual Earnings, Fourth Quarter Earnings and Increased Cash Dividend

Highlights

•	Net income of $11.2 million in 2018 and $2.7 million for the fourth quarter
•	Increased cash dividend to $0.11 per common share, the 68th consecutive quarter of cash dividends paid to common shareholders, highest dividend ever paid by the company
•	Loan growth of $71.7 million during the year, an 11.1% growth rate
•	Pure deposit growth, including customer cash management accounts, of $56.4 million, a 7.5% growth rate
•	Key credit quality metrics continue to be excellent with a year-to-date net loan recovery of $215 thousand and non-performing assets of 0.37% and past dues of 0.26% at year end

Lexington, SC – January 16, 2019 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the fourth quarter and year end of 2018. For the year ended December 31, 2018 net income was $11.2 million an increase of 93.1% over 2017. Diluted earnings per share for 2018 were $1.45 an increase of 74.7% over 2017. Net income for the fourth quarter of 2018 was $2.7 million. Diluted earnings per share were $0.35 for the fourth quarter of 2018. For comparison purposes, it should be noted that the year of 2017 was negatively impacted by expenses associated with the conversion to a new operating system in the amount of approximately $300 thousand, the Cornerstone National Bank acquisition in the amount of $945 thousand and an adjustment to the deferred tax asset of $1.2 million related to the Tax Cuts and Jobs Act.

First Community President and CEO Michael Crapps commented, “We are extremely pleased to report record earnings for our company for the year of 2018. Through the efforts of our talented team of bankers we experienced significant loan and pure deposit growth, along with growth in our residential mortgage and financial planning lines of business. In 2018, we also benefitted from loan portfolio activities such as credit mark recaptures, nonaccrual loan interest income recoveries and other related benefits.”

Cash Dividend and Capital

The Board of Directors has approved an increase in the cash dividend for the fourth quarter of 2018 to $0.11 per common share. This dividend is payable on February 15, 2019 to shareholders of record of the company’s common stock as of January 31, 2019. Mr. Crapps commented, “The entire board is pleased that our company’s strong financial performance enables us to increase the cash dividend to the highest level ever paid by the company. We are also proud that dividend payments have continued uninterrupted for 68 consecutive quarters.”

Each of the regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) exceeds the well capitalized minimum levels currently required by regulatory statute. At December 31, 2018, the company’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 10.47%, 13.83%, and 14.60%, respectively. This compares to the same ratios as of December 31, 2017 of 10.35%, 14.25%, and 15.05%, respectively. Additionally, the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 9.97%, 13.17%, and 13.94% respectively as of December 31, 2018. Further, the company’s ratio of tangible common equity to tangible assets indicates a high quality of capital with a ratio of 8.92% as of December 31, 2018. The common equity tier one ratio for the company and the bank was 12.06% and 13.17%, respectively, at December 31, 2018.

Asset Quality

The company’s asset quality remains excellent. The non-performing assets ratio decreased on a linked quarter basis to 0.37% of total assets at December 31, 2018, as compared to the ratio of 0.45% at the end of the third quarter of 2018 and down from 0.51% at December 31, 2017. The nominal level of non-performing assets was $4.0 million at year end 2018 down 16.8% from $4.9 million at the end of the third quarter of 2018 and down 24.0% from $5.3 million at the end of 2017. The past due ratio for all loans was 0.26% at year-end 2018 down from 0.38% at the end of third quarter 2018 and 0.33% at year-end 2017.

During the fourth quarter, the bank experienced net loan charge offs of $21 thousand, but overall net loan recoveries for the year of 2018 were $215 thousand. The ratio of classified loans plus OREO now stands at 5.07% of total bank regulatory risk-based capital as of December 31, 2018.

Balance Sheet

(Numbers in millions)

	Quarter Ended 12/31/18	Quarter Ended 12/31/17	Quarter Ended 9/30/18	12 Month $ Variance	12 Month % Variance
Assets
Investments	$256.0	$284.4	$270.0	($28.4)	(10.0%)
Loans	718.5	646.8	696.5	71.7	11.1%

Liabilities
Total Pure Deposits	$777.2	$729.5	$773.6	$47.7	6.5%
Certificates of Deposit	148.4	158.8	148.2	(10.4)	(6.5%)
Total Deposits	$925.6	$888.3	$921.8	$37.3	4.2%

Customer Cash Management	$28.0	$19.3	$33.2	$8.7	45.1%
FHLB Advances	0.2	14.3	4.2	(14.1)	(98.6%)

Total Funding	$953.8	$921.9	$959.1	$31.9	3.5%
Cost of Funds (including demand deposits)	0.49%	0.30%	0.45%		19	bps
Cost of Deposits	0.39%	0.22%	0.35%		17	bps

Mr. Crapps commented, “A highlight of the year was exceptional loan and pure deposit growth, including cash management accounts, of $71.7 million and $56.4 million, respectively, which represents annual growth rates of 11.1% for loans and 7.5% for deposits. We ended the year strong with loan growth of $22 million in the fourth quarter, a 12.6% annualized growth rate. The quality of our loan portfolio is evident in the excellent credit metrics. In addition, our deposit franchise lead by pure deposits and customer cash management accounts continues to be a strength even as we battle the headwinds of a rising rate environment.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income increased $6.4 million year-over-year to $35.8 million in 2018, an increase of 21.6%. On a linked quarter basis net interest income increased $509 thousand, a 5.7% increase. The net interest margin, on a taxable equivalent basis, increased to 3.79% for the fourth quarter of 2018 up from 3.60% in the third quarter of the year. During the fourth quarter, the company experienced a credit mark and nonaccrual interest recovery of $228 thousand related to one loan that positively impacted net interest margin, on a tax equivalent basis, by 9 basis points. Excluding this, the net interest margin, on a tax equivalent basis, for the fourth quarter would have been 3.70%. In addition, the bank recovered or was able to recognize $72 thousand in expenses or income related to this same loan. Mr. Crapps commented, “We are pleased with this increase in our net interest margin on a linked quarter basis which is improved even excluding the benefit of the credit mark and nonaccrual interest recovery. Prior to the third quarter, the company had experienced eight consecutive quarters of net interest margin expansion.” Crapps continued, “We continue to benefit from our strong deposit franchise with total deposit costs increasing only 4 basis points in the quarter to 39 basis points. This is a 16% deposit beta for the quarter and only an 8% deposit beta for this cycle of rising rates beginning with the third quarter of 2016.”

Non-Interest Income

Non-interest income for the year, adjusted for securities gains/(losses) and losses on the early extinguishment of debt increased year-over-year to $11.0 million in 2018 compared to $9.7 million in 2017, an increase of 13.4%. Revenues in the mortgage line of business for the year increased year-over-year to $3.9 million in 2018 from $3.8 million in 2017, an increase of 2.6% with mortgage production year-over-year increasing 10.3% to $119.8 million in 2018 from $108.6 million in 2017. During the fourth quarter, mortgage production increased slightly as compared to the fourth quarter of 2017; however, fee revenue declined due to a decrease in the gain-on-sale margin, which was driven by a difference in product mix. Revenue in the investment advisory line of business increased year-over-year to $1.7 million in 2018 from $1.3 million in 2017 and on a linked quarter basis to $476 thousand in the fourth quarter of 2018 compared to $423 thousand in the third quarter. Mr. Crapps noted, “Our strategy of generating revenue streams from multiple lines of business continues to serve us well and we are focused on continuing to leverage each of our lines of business.”

Non-Interest Expense

Non-interest expense was $8.170 million in the fourth quarter of 2018 compared to $8.134 million in the third quarter, an increase of just $36 thousand on a linked quarter basis. Marketing and public relations expenses were up as planned in the fourth quarter with costs related to the production of new advertising campaign creative material, and the FDIC insurance assessment expense was up as well, while other expense categories experienced decreases on a linked quarter comparison.

Other

“As previously announced, the company has planned expansion in its Upstate and Augusta market regions during 2019 with the opening of new full service facilities scheduled for February of this year in downtown Greenville and Evans, Georgia mid-year. Mr. Crapps noted, “While these new banking offices will have a negative impact on earnings in the short term, we are excited about the long term benefit that these new initiatives will provide our company.”

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, and Upstate, South Carolina markets as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (7) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA;
(Dollars in thousands, except per share data)

	At December 31,
	2018	2017

Total Assets	$1,091,595	$1,050,731
Other short-term investments (1)	17,940	15,788
Investment Securities	256,022	284,395
Loans held for sale	3,223	5,093
Loans	718,462	646,805
Allowance for Loan Losses	6,263	5,797
Total Deposits	925,523	888,323
Securities Sold Under Agreements to Repurchase	28,022	19,270
Federal Home Loan Bank Advances	231	14,250
Junior Subordinated Debt	14,964	14,964
Shareholders' Equity	112,497	105,663

Book Value Per Common Share	$14.74	$13.93
Tangible Book Value Per Common Share	$12.56	$11.66
Equity to Assets	10.31%	10.06%
Tangible common equity to tangible assets	8.92%	8.56%
Loan (incl loans held for sale) to Deposit Ratio	77.98%	73.39%
Allowance for Loan Losses/Loans	0.87%	0.90%

Regulatory Ratios:
Leverage Ratio	10.47%	10.35%
Tier 1 Capital Ratio	13.83%	14.25%
Total Capital Ratio	14.60%	15.05%
Common Equity Tier 1	12.06%	12.26%
Tier 1 Regulatory Capital	$112,736	$103,639
Total Regulatory Capital	$118,999	$109,436
Common Equity Tier 1 Capital	$98,277	$89,139
(1) Includes federal funds sold, securities purchased under agreements to resell and interest-bearing deposits

Average Balances:
	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017

Average Total Assets	$1,091,208	$1,018,290	$1,076,671	$937,683
Average Loans (incl loans held for sale)	713,135	624,871	686,438	577,730
Average Earning Assets	995,721	926,052	981,215	859,453
Average Deposits	923,930	866,672	915,138	790,500
Average Other Borrowings	49,006	41,406	46,155	51,171
Average Shareholders' Equity	109,144	102,075	107,178	88,706

Asset Quality:	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Loan Risk Rating by Category (End of Period)
Special Mention	$7,693	$6,716	$7,212	$9,348	$10,121
Substandard	4,408	5,811	5,923	7,033	7,380
Doubtful		—	—	—	—
Pass (includes held for sale)	706,361	683,988	671,198	652,202	629,304
	$718,462	$696,515	$684,333	$668,583	$646,805

Nonperforming Assets:
Non-accrual loans	$2,546	$2,904	$2,958	3,117	$3,380
Other real estate owned	1,460	1,921	1,824	1,887	1,934
Accruing loans past due 90 days or more	31	29	959	34	—
Total nonperforming assets	$4,037	$4,854	$5,741	$5,038	$5,314
Accruing troubled debt restructurings	$1,835	$1,829	$1,926	$1,794	$1,770

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Loans charged-off:	$26	$17	$35	$61
Overdrafts charged-off	29	36	129	112
Loan recoveries	(3)	(18)	(249)	(207)
Overdraft recoveries	(9)	(6)	(35)	(19)
Net Charge-offs (recoveries)	$43	$29	$(120)	$(53)

Net charge-offs to average loans	0.01%	0.00%	n/a	n/a

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
	Three months ended		Three months ended		Three months ended		Three months ended		Year ended
	December 31,		September 30,		June 30,		March 31,		December 31,
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Interest Income	$10,594	$8,738	$9,985	$7,921	$9,819	$7,724	$9,331	$7,773	$39,729	$32,156
Interest Expense	1,202	680	1,102	694	880	675	797	712	3,981	2,762
Net Interest Income	9,392	8,058	8,883	7,227	8,939	7,049	8,534	7,061	35,748	29,394
Provision for Loan Losses	94	170	21	166	29	78	202	116	346	530
Net Interest Income After Provision	9,298	7,888	8,862	7,061	8,910	6,971	8,332	6,945	35,402	28,864
Non-Interest Income:
Deposit service charges	449	439	434	379	423	348	463	320	1,769	1,486
Mortgage banking income	769	828	1,159	1,032	1,016	1,248	951	670	3,895	3,778
Investment advisory fees and non-deposit commissions	476	383	423	336	401	314	383	258	1,683	1,291
Gain (loss) on sale of securities	(332)	49	—	124	94	172	(104)	54	(342)	400
Gain (loss) on sale other assets	16	107	(29)	40	22	68	15	20	24	235
Loss on early extinguishment of debt	—	—	—	(165)	—	(223)	—	(58)	—	(447)
Other	882	787	855	676	955	717	923	714	3,615	2,896
Total non-interest income	2,260	2,593	2,842	2,422	2,911	2,644	2,631	1,978	10,644	9,639
Non-interest Expense:
Salaries and employee benefits	4,978	4,482	5,079	4,122	4,881	4,261	4,577	4,086	19,515	16,951
Occupancy	572	568	611	532	583	539	614	527	2,380	2,166
Equipment	346	422	388	396	398	506	381	446	1,513	1,771
Marketing and public relations	459	286	177	96	194	298	89	221	919	901
FDIC assessment	117	78	94	78	83	78	81	78	375	312
Other real estate expense	12	(33)	37	19	31	29	18	27	98	42
Amortization of intangibles	136	120	142	74	143	74	142	75	563	343
Merger expenses	—	619	—	228	—	98	—	—	—	945
Other	1,550	1,832	1,606	1,349	1,912	1,487	1,692	1,260	6,760	5,928
Total non-interest expense	8,170	8,374	8,134	6,894	8,225	7,370	7,594	6,720	32,123	29,359
Income before taxes	3,388	2,107	3,570	2,589	3,596	2,245	3,369	2,203	13,923	9,144
Income tax expense	702	1,605	737	696	595	581	660	447	2,694	3,329
Net Income	$2,686	$502	$2,833	$1,893	$3,001	$1,664	$2,709	$1,756	$11,229	$5,815

Per share data:
Net income, basic	$0.35	$0.07	$0.37	$0.28	$0.40	$0.25	$0.36	$0.27	$1.48	$0.85
Net income, diluted	$0.35	$0.07	$0.37	$0.28	$0.39	$0.24	$0.35	$0.26	$1.45	$0.83
					0
Average number of shares outstanding - basic	7,598,531	7,366,508	7,592,140	6,666,168	7,573,252	6,634,462	7,569,038	6,687,942	7,581,054	6,849,419
Average number of shares outstanding - diluted	7,732,100	7,521,198	7,724,410	6,807,936	7,726,479	6,803,370	7,712,534	6,813,460	7,730,580	6,998,282
Shares outstanding period end	7,633,512	7,587,888	7,629,638	6,706,408	7,605,053	6,701,642	7,600,690	6,697,130	7,633,512	7,587,888
Return on average assets	0.98%	0.20%	1.03%	0.83%	1.12%	0.73%	1.04%	0.78%	1.04%	0.62%
Return on average common equity	9.76%	1.96%	10.42%	8.71%	11.35%	7.87%	10.40%	8.63%	10.48%	6.56%
Return on average common tangible equity	11.53%	2.27%	12.36%	9.46%	13.51%	8.48%	12.41%	9.32%	12.44%	7.22%
Net Interest Margin (non taxable equivalent)	3.74%	3.45%	3.55%	3.42%	3.67%	3.39%	3.61%	3.42%	3.64%	3.42%
Net Interest Margin (taxable equivalent)	3.79%	3.54%	3.60%	3.52%	3.71%	3.49%	3.66%	3.52%	3.69%	3.52%
Efficiency Ratio (1)	67.52%	78.98%	69.37%	69.64%	69.96%	73.99%	67.39%	74.31%	68.06%	75.12%
(1) Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, net of securities gains or losses and loss on extinguishment of debt.

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Three Months ended December 31, 2018			Three Months ended December 31, 2017
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$713,135	$8,816	4.90%	$624,871	$7,131	4.53%
Securities:	260,953	1,666	2.53%	277,693	1,541	2.20%
Other funds	21,633	113	2.07%	23,488	68	1.15%
Total earning assets	995,721	10,595	4.22%	926,052	8,740	3.74%
Cash and due from banks	13,586			12,519
Premises and equipment	34,708			35,123
Intangible assets	16,707			14,243
Other assets	36,716			36,023
Allowance for loan losses	(6,230)			(5,670)
Total assets	$1,091,208			$1,018,290

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	195,070	149	0.30%	180,680	47	0.10%
Money market accounts	187,981	291	0.61%	176,654	115	0.26%
Savings deposits	107,259	36	0.13%	100,641	32	0.13%
Time deposits	179,557	428	0.95%	188,050	290	0.61%
Other borrowings	49,006	300	2.43%	41,406	198	1.90%
Total interest-bearing liabilities	718,873	1,204	0.66%	687,431	682	0.39%
Demand deposits	254,063			220,647
Other liabilities	9,128			8,137
Shareholders' equity	109,144			102,075
Total liabilities and shareholders' equity	$1,091,208			$1,018,290

Net interest spread			3.56%			3.35%
Net interest income/margin		$9,391	3.74%		$8,058	3.45%

Tax equivalent		$9,509	3.79%		$8,274	3.54%

Cost of funds including demand deposits			0.49%			0.30%
Cost of deposits including demand deposits			0.39%			0.22%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Year ended December 31, 2018			Year ended December 31, 2017
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$686,438	$32,790	4.78%	$577,730	$26,134	4.52%
Securities:	271,621	6,521	2.40%	265,751	5,859	2.20%
Other funds	23,156	419	1.81%	15,972	163	1.02%
Total earning assets	981,215	39,730	4.05%	859,453	32,156	3.74%
Cash and due from banks	13,446			11,571
Premises and equipment	34,905			31,850
Intangible assets	16,881			8,128
Other assets	36,299			32,160
Allowance for loan losses	(6,075)			(5,479)
Total assets	$1,076,671			$937,683

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	192,420	443	0.23%	163,870	190	0.12%
Money market accounts	184,413	869	0.47%	170,296	435	0.26%
Savings deposits	106,752	143	0.13%	80,807	94	0.12%
Time deposits	188,023	1,450	0.77%	176,358	1,106	0.63%
Other borrowings	46,155	1,078	2.34%	51,171	937	1.83%
Total interest-bearing liabilities	717,763	3,983	0.55%	642,502	2,762	0.43%
Demand deposits	243,530			199,169
Other liabilities	8,200			7,306
Shareholders' equity	107,178			88,706
Total liabilities and shareholders' equity	$1,076,671			$937,683

Net interest spread			3.49%			3.31%
Net interest income/margin		$35,747	3.64%		$29,394	3.42%

Tax Equivalent		$36,211	3.69%		$30,252	3.52%

Cost of funds including demand deposits			0.41%			0.33%
Cost of deposits including demand deposits			0.32%			0.23%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	December 31,	December 31,
Tangible book value per common share	2018	2017
Tangible common equity per common share (non-GAAP)	$12.56	$11.66
Effect to adjust for intangible assets	2.18	2.27
Book value per common share (GAAP)	$14.74	$13.93
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	8.92%	8.56%
Effect to adjust for intangible assets	1.39%	1.50%
Common equity to assets (GAAP)	10.31%	10.06%

Return on average tangible common equity	Three months ended December 31,		Three months ended September 30		Three months ended June 30,		Three months ended March 31,		Year Ended December 31,
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Return on average common tangible equity (non-GAAP)	11.53%	2.27%	12.36%	9.46%	13.51%	8.48%	12.41%	9.32%	12.44%	7.22%
Effect to adjust for intangible assets	(1.77)%	(0.31)%	(1.94)%	(0.75)%	(2.16)%	(0.61)%	(2.01)%	(0.69)%	(1.96)%	(0.66)%
Return on average common equity (GAAP)	9.76%	1.96%	10.42%	8.71%	11.35%	7.87%	10.40%	8.63%	10.48%	6.56%

Certain financial information presented above is determined by methods other than in accordance with GAAP. These non-GAAP financial measures include “tangible book value at period end,” “return on average tangible common equity” and “tangible common shareholders’ equity to tangible assets.” “Tangible book value at period end” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. “Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets. Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.